Exhibit 99.1

Vsource®Announces Board Member Resignation

SAN DIEGO, April 25, 2003 - Vsource, Inc. (OTCBB: VSCE), a global leader in providing customized business process outsourcing (BPO) services to Fortune 500 and Global 500 companies operating across Asia-Pacific, today announced the resignation of one of its directors, Ramin Kamfar.

Mr. Kamfar stated, "I regret that constraints of my business schedule will not allow me to continue my service on the Board of Vsource. I have enjoyed my time on the Board and believe the company is well positioned as the leading BPO provider in the Asia-Pacific region."

Vsource, Inc. Chairman and Chief Executive Officer, Phil Kelly commented, "We are tremendously grateful to Mr. Kamfar for his many contributions to Vsource. He has provided invaluable counsel to our senior management team, and we have been fortunate to have had his leadership on our Board."

About Vsource
Vsource, Inc., based in San Diego, Calif., provides business process outsourcing (BPO) services - under the Vsource Versatile Solutions™ trade name -- to Fortune 500 and Global 500 organizations across the Asia-Pacific region and now into Europe. Vsource Versatile Solutions include Warranty Solutions, Human Resource Solutions, Sales Solutions, and Vsource Foundation Solutions™, which include Financial Services, Customer Relationship Management (CRM) and Supply Chain Management (SCM). Vsource operates shared customer service centers (Vsource Customer Centers) in Malaysia and Japan, and has offices in the United States, Hong Kong, Singapore and Australia. Vsource clients include ABN AMRO, Agilent Technologies, EMC, Gateway, Haworth, Network Appliance and other Fortune 500 and Global 500 companies.

Forward Looking Statements: Some of the statements in this release and other oral and written statements made by us from time to time to the public constitute forward-looking statements. These forward-looking statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements include, without limitation, statements with respect to anticipated future operating and financial performance, introduction of services and growth opportunities expected or anticipated to be realized by management. Vsource disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Factors that could cause or contribute to such differences include, but are not limited to, risk that our recent private placement will not improve our ability to attract and execute major new outsourcing contracts or accelerate our growth, reliance on one client and the expectation that revenues from this client will decline significantly, a potential requirement to redeem our Series 4-A convertible preferred stock if we fail to meet certain conditions by March 31, 2006, our limited experience in the business process outsourcing business, the new and unproven market for business process outsourcing services in the Asia-Pacific region, long cycles for sales of our solutions, complexities involved in implementing and integrating our services, fluctuations in revenues and operating results, economic and infrastructure disruptions, dependence on a small number of vendors and service providers, inability to repay the debt that we have incurred, litigation, and competition. Other factors that may affect these statements are identified in our previous filings with the Securities and Exchange Commission.

Vsource is a registered trademark of Vsource, Inc. Vsource Versatile Solutions and Vsource Foundation Solutions are trademarks of Vsource, Inc.

Fortune, Fortune 500 and Global 500 are registered trademarks of Time Inc. Vsource disclaims any proprietary interest in the marks and names of others.

For more information about Vsource, Inc., visit www.vsource.com

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